Exhibit 10.1

THE HOME DEPOT, INC.

RESTRICTED STOCK AWARD

This Restricted Stock Award (the “Award”) is made as of the <XX> day of <Month>, <Year>, by THE HOME DEPOT, INC., a Delaware corporation (the “Company”) to <Associate Name> (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company has adopted The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan (the “Plan”) which is administered by the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, Executive is an Employee of the Company or its Subsidiary eligible to receive grants of Awards under the Plan; and

WHEREAS, the Committee has granted to Executive an award of restricted stock under the terms of the Plan (the “Award”) to promote Executive’s long-term interests in the success of the Company; and

WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and Executive, the Company hereby makes an award of restricted stock under the terms of the Plan to Executive pursuant to the following terms and conditions:

1. Stock Award. The Company hereby grants to Executive an award of <XXX,XXX> shares of the $.05 par value common stock of the Company, subject to the restrictions and other conditions set forth herein. Such shares are hereinafter referred to as the “Restricted Shares.”

2. Restrictions The Restricted Shares shall vest and become transferable as follows: [OPTION ONE: twenty-five percent (25%) of the shares granted shall vest and become transferable upon the third (3rd) anniversary of the date of grant; twenty-five percent (25%) of the shares granted shall vest and become transferable upon the sixth (6th) anniversary of the date of grant; and fifty percent (50%) of the shares granted shall vest and become transferable upon the date on which Executive reaches age 62.] [OPTION TWO: one hundred percent (100%) of the shares granted shall vest and become transferable upon the fifth (5th) anniversary of the date of grant.] Restricted Shares that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Restricted Shares that have not vested shall be subject to forfeiture as provided in Section 3. Upon a Change in Control of the Company (as defined in Section 9) all unvested Restricted Shares shall immediately vest and become transferable. In the event of termination due to death or permanent and total disability, any unvested Restricted Shares shall immediately vest and become transferable by Executive or Executive’s estate.

3. Change in Employment Status. If Executive’s employment with the Company and its subsidiaries terminates for reasons other than [FOR USE WITH OPTION TWO VESTING ONLY: Retirement,] death or permanent and total disability, or if Executive’s employment status changes to a position which the Company deems to be ineligible for this restricted stock grant, any Restricted Shares which had been granted to Executive which have not yet become vested and transferable, as of the date of Executive’s termination or upon Executive’s commencing employment in a non-eligible position, shall be immediately forfeited by Executive. [FOR USE WITH OPTION TWO VESTING ONLY: Upon employment termination due to Retirement, all Restricted Shares that have not lapsed as of the date of Executive’s Retirement shall continue to vest according to vesting schedule set forth in Section 2 of this Award; provided, however, that if after reaching Retirement, Executive becomes, either directly or indirectly, employed with a Competitor, all unvested Restricted Shares shall be immediately forfeited. “Retirement” means termination of employment with the Company and its Subsidiaries on or after Executive’s attainment of age sixty (60) and having at least five (5) years of continuous service with the Company and its Subsidiaries. “Competitor” means any company or entity in the home improvement industry engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United States, Canada, Puerto Rico, Mexico, China or any other location in which the Company currently conducts business or may conduct business without the prior written consent of the Company. Businesses that compete with the Company in the home improvement industry specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, franchisees, or successors in interest: [INSERT LIST OF COMPETITORS]

4. Book Entry Account. Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares Executive’s name effective as of the grant date, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

5. Stockholder Rights. Upon the effective date of the book entry pursuant to Section 4, Executive shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made available with respect to such shares. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions shall be held by the Company until the related Restricted Shares have become vested in accordance with this Award and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

6. Withholding. Executive shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares. Such payment shall be made in full, at Executive’s election, in cash or check, by withholding from the Executive’s next normal payroll check, or by the tender of shares of the Company’s common stock (including shares then vesting under this Award). Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

7. Transferability. Except as otherwise provided in this Section 7, the Restricted Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Executive may transfer the Restricted Shares, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Executive and/or Family Members, a partnership or other entity in which all the beneficial owners are Executive and/or Family Members, or any other entity affiliated with Executive that may be approved by the Committee (a “Permitted Transferee”). Subsequent transfers of the Restricted Shares shall be prohibited except in accordance with this Section 7. All terms and conditions of the Restricted Shares, including provisions relating to the termination of Executive’s employment with the Company, shall continue to apply following a transfer made in accordance with this Section 7. Any attempted transfer of the Restricted Shares prohibited by this Section 7 shall be null and void.

8. Plan Provisions. In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, which is incorporated herein by reference. Unless the context otherwise requires, capitalized terms used in this Award shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Award and the Plan, the Plan shall control.

9. Change in Control. For purposes of this agreement, “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 (“1934 Act”) as in effect at the time of such change in control, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the 1934 Act), is or becomes the “beneficial owner”, directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the stockholders of the Company approve any merger or consolidation as a result of which the common stock of the Company shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the stockholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 55% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

10. Notice. Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Executive Vice President – Human Resources at Company’s corporate headquarters at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339-4024, or to Executive at his most recent home address on record with the Company. Notices are effective upon receipt.

11. Miscellaneous.

(a) Limitation of Rights. The granting of the Award shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiary or interfere in any way with the right of the Company or any such subsidiary to terminate Executive’s services at any time, the right of the Company or its subsidiary to assign Executive to a position that is ineligible for this restricted stock grant, or the right of Executive to terminate his services at any time.

(b) Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(c) Controlling Law. This Award shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. Executive and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of Delaware. Executive and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process in Delaware.

(d) Construction. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that this Award shall be subject to the terms and conditions set forth in the Employment Agreement between Executive and Company, if any. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(e) Headings. Section and other headings contained in the Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

IN WITNESS WHEREOF, the undersigned officer of the Company executes this Award on behalf of the Company as of day and year first set forth above.

THE HOME DEPOT, INC.

By: Robert L. Nardelli
Chairman, President and CEO